EXHIBIT 99.(H)(1)

                            ADMINISTRATION AGREEMENT


        THIS ADMINISTRATION AGREEMENT, dated as of this 8th day of August, 2006, (the "Agreement"), between THIRD AVENUE MANAGEMENT LLC, a Delaware limited liability company ("TAM") and THIRD AVENUE VARIABLE SERIES TRUST (the "Fund"), an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

        WHEREAS, the Fund desires to retain TAM to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and TAM is willing to render such services;

                                   WITNESSETH:

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Article  1     DEFINITIONS.

        1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                (a) "Articles of Incorporation" shall mean the, Declaration of Trust, or other similar organizational document, of the Fund as the same may be amended from time to time.

                (b) "Authorized Person" shall be deemed to include (i) any officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to TAM from time to time.

                (c) "Board Members" shall mean the Trustees of the governing body of the Fund.

                (d) "Board of Directors" shall mean the Board of Trustees of the Fund.

                (e) "Commission" shall mean the Securities and Exchange Commission.

                (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custody Agreement.

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                (g)     "1933 Act" shall mean the Securities Act of 1933 and the
        rules and regulations promulgated thereunder, all as amended from time to time.

                (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by TAM from a person reasonably believed by TAM to be an Authorized Person.

                (j) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets listed on Schedule A hereto.

                (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the 1933 Act and the 1940 Act.

                (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by TAM to be an Authorized Person and actually received by TAM. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2     APPOINTMENT OF TAM.

        The Fund hereby appoints TAM to act as Administrator of the Fund on the terms set forth in this Agreement. TAM accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

Article 3     DUTIES OF TAM.

        3.1 TAM shall be responsible for the following: performing the customary services of an Administrator, as more fully described in the written schedule of Duties of TAM annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Fund.

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        3.2     In performing its duties under this Agreement, TAM: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate.

        3.3 In addition to the duties set forth herein, TAM shall perform such other duties and functions, and shall be paid such amounts therefore, as may from time to time be agreed upon in writing between the Fund and TAM.

Article 4      RECORDKEEPING AND OTHER INFORMATION.

        4.1 TAM shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by
Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by TAM for the periods and in the places required by Rule 31a-2 under the 1940 Act.

        4.2 To the extent required by Section 31 of the 1940 Act, TAM agrees that all such records prepared or maintained by TAM relating to the services to be performed by TAM hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

Article 5      [Reserved]

Article 6      COMPENSATION.

        6.1 TAM will from time to time employ or associate with itself such person or persons as TAM may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both TAM and the Fund. The compensation of such person or persons shall be paid by TAM and no obligation shall be incurred on behalf of the Fund in such respect, provided however, that this section does not apply to any individual serving as the Chief Compliance Officer of the Fund.

        6.2 TAM shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with TAM; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section
6.2 which are properly payable by the Fund.

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        6.3     The  Fund  will  compensate  TAM  for  the  performance  of  its obligations hereunder in accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

        6.4 In addition to those fees set forth in Section 6.3 above, the Fund agrees to pay, and will be billed separately for, expenses actually incurred by TAM in the performance of its duties hereunder. Expenses shall include, but shall not be limited to, the items specified in the written schedule annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified expenses shall be limited to those expenses reasonably incurred by TAM in the performance of its obligations hereunder.

        6.5 The Fund agrees to pay all fees, charges and expenses to TAM by Federal Funds Wire within fifteen (15) business days following the receipt of the respective invoice.

        6.6 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C a revised Fee Schedule executed and dated by the parties hereto.

Article 7       [RESERVED]

Article 8       TAM PROPRIETY DATA AND SYSTEMS.

        8.1 TAM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by TAM in connection with the services provided by TAM to the Fund herein (the "TAM Data and System").

        8.2 TAM hereby grants to the Fund a limited license to the TAM System for the sole and limited purpose of having TAM provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

Article 9      REPRESENTATIONS AND WARRANTIES.

        9.1     TAM represents and warrants to the Fund that:

                (a) it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

                (b) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;; and

                (c)     it has and will continue to have access to the necessary
        facilities,   equipment   and   personnel  to  perform  its  duties  and
        obligations under this Agreement.

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        9.2     The Fund represents and warrants to TAM that:

                (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and

                (b) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Article 10     INDEMNIFICATION.

        10.1 The Fund shall indemnify and hold TAM harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against TAM or for which TAM may be held to be liable in connection with this Agreement or TAM's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by TAM in the performance of its duties hereunder.

        10.2 TAM shall indemnify and hold the Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by TAM in the performance of its duties hereunder.

        10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnified Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

        10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

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                (a)     one year after the  Indemnified  Party  becomes aware of
        the event for which indemnification is claimed; or

                (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

        10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be TAM's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article 11     STANDARD OF CARE.

        11.1 TAM shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by TAM's own negligence, bad faith or willful misconduct or that of its employees.

        11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than three (3) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

        11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

        11.4 TAM will not be responsible for providing Blue Sky services to the Fund. The Fund will separately contract with a third party for Blue Sky services.

Article 12      CONSEQUENTIAL DAMAGES.

        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

        As used in the preceding paragraph "incidental, indirect or consequential damages" means damages which do not flow directly from the act of the party or which arise from the intervention of special circumstances not ordinarily predictable, and does not include direct damages which arise naturally or ordinarily from a breach of contract.

Article 13      TERM AND TERMINATION.

        13.1 This Agreement may be terminated by either party on sixty (60) days' notice to the other party and shall be effective on the date first written above and shall continue for a period of one (1) year (the "Initial Term").

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        13.2    Upon the expiration of the Initial Term,  this  Agreement  shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or TAM provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

Article 14      ADDITIONAL PORTFOLIOS

        14.1 In the event that the Fund establishes one or more investment portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have TAM render services to that portfolio under the terms hereof, the Fund shall so notify TAM in writing, and if TAM agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

Article 15      CONFIDENTIALITY.

        15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and TAM shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and TAM shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and TAM may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and TAM may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or TAM disclose the Confidential Information to any competitor of the other without specific, prior written consent.

        15.2    Proprietary Information means:

                (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, portfolio holdings and internal performance results relating to the past, present or future business activities of the Fund or TAM, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

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                (b)     any   scientific  or  technical   information,   design,
        process,  procedure,   formula,  or  improvement  that  is  commercially
        valuable and secret in the sense that its confidentiality affords the Fund or TAM a competitive advantage over its competitors; and

                (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

        15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

        15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                (e)     Is   subsequently   and   independently   developed   by
employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 16      FORCE MAJEURE; EXCUSED NON-PERFORMANCE.

        No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (provided that the employees' demands are not reasonable and within the party's power to satisfy); or (v) nonperformance by a third party or

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any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In addition, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent that such default or delay is caused, directly or indirectly, by the actions or inactions of the other party. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17     ASSIGNMENT AND SUBCONTRACTING.

        This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that TAM may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. TAM may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by TAM but shall not be relieved of its obligations and responsibilities hereunder by reason of such engagement.

Article 18      ARBITRATION.

        18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in New York, New York in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

        18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

        18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article 19      NOTICE.

        Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or TAM, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

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                To the Fund:

                622 Third Avenue, 32nd Fl
                New York, New York 10017
                Attention:  W. James Hall, General Counsel

                To TAM:

                622 Third Avenue, 32nd Fl
                New York, New York 10017
                Attention:  David Barse

Article 20      GOVERNING LAW/VENUE.

        The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article 21      COUNTERPARTS.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22      CAPTIONS.

        The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23      PUBLICITY.

        Neither TAM nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24      RELATIONSHIP OF PARTIES/NON-SOLICITATION.

        24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 25      ENTIRE AGREEMENT; SEVERABILITY.

        25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and

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understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against TAM unless said writing is executed by an officer of TAM. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

        25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.



                             THIRD AVENUE MANAGEMENT LLC

                             By:
                                ------------------------------------------------

                             Name: David M. Barse

                             Title: President and Chief Executive Officer



                             THIRD AVENUE TRUST


                             By:
                                ------------------------------------------------

                             Name: Vincent J. Dugan

                             Title: Treasurer and Chief Financial Officer


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                                   SCHEDULE A
                                   ----------

                               LIST OF PORTFOLIOS

                          Third Avenue Value Portfolio

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                                   SCHEDULE B
                                   ----------

                                  DUTIES OF TAM

SERVICES RELATED TO ADMINISTRATION
----------------------------------


        PROCESSING AND PAYMENT OF BILLS

        o Centralized contact to receive all invoices for Fund operating expenses.

        o  Voucher invoices for authorization / money movement instructions

        o  Distribution of approved vouchers for payment / recording

        o  Monitoring bank statement for appropriate money movement and timing

        o  Ensure proper wire instructions for expenses paid by wire transfer

        o  Coordinate mailing of checks to various vendors

        COMPLETION OF INDUSTRY QUESTIONNAIRES

        o  Preparation   of  monthly  and  quarterly   questionnaires   directly
           associated with the operations of the Portfolios,

        o Ensuring timely receipt by rating agencies of information for which the Administrator is responsible.

        o The Administrator will provide Prudential monthly download and file transfer.


        PREPARATION OF QUARTERLY REPORTS

        o Preparation of Schedule of Investments for the Portfolios' fiscal quarter ends.

        o  Coordination to receive market/Fund commentary from Funds' adviser.

        o  Centralized area to receive and implement comments and changes.

        o  Coordination and timing with printer.

        o  Review content of draft copies prior to printing.


        PREPARATION OF SEMI-ANNUAL REPORTS AND ANNUAL REPORTS

        o  Preparation  of Schedule  of  Investments,  Statements  of Assets and
           Liabilities,   Operations  and  Changes,   Financial  Highlights  and
           Footnotes to Financial Statements.

        o Contact for auditors regarding questions / comments relating to the Financial Statements / process.

        o Timely delivery of properly formatted tape of registered shareholders to ADP for quarterly report mailing.

        o Centralized contact for receipt of president's letter, audit opinion letter and letter of internal controls.

        o  Centralized area to receive and implement comments and changes.

        o  Coordination and timing with printer.

        o  Review content of draft copies prior to printing.

        o  Average Net Assets / Ratio Analysis.

        MANAGEMENT REPORTING

        o  Daily, Schedule of Investment Report delivered electronically

        o Daily, Market Capitalization Report for the Small-Cap Value Fund, delivered electronically.


        COMPLETION AND FILING OF N-SARS

        o  Preparation of N-SARs semi-annually.

        o  Preparation of Financial Data Sheet to facilitate EDGAR filing.

        o  Filing of N-SARs.


        STATE AND LOCAL TAX INFORMATION

        o  Distribution notice to brokers.

        o  Calculation of US Treasury / Agency percent of ordinary distribution.

        o  Holding period / realized gains where required.

        o  Florida intangible tax.

        o  Preparation of 1099-DIV insert cards.

        o  Coordination with printer, mailroom for 1099-DIV insert cards.

        o  Review of 1099-DIV insert prior to printing.

        o Calculation of Corporate Dividends Received Deduction percentage to submit to audit firm for review.


        REGULATORY COMPLIANCE

        Compliance - Federal Investment Company Act of 1940

           1. Review, report and renew

              a. investment advisory contracts

              b. fidelity bond

              c. underwriting contracts

              d. administration contracts

              e. accounting contracts

              f. custody administration contracts

              g. transfer agent and stockholder services


           2. Filings

              a. N-1A (prospectus), post-effective amendment and supplements ("stickers")

              b. 24f-2 indefinite registration of shares

              c. filing fidelity bond under 17g-1

              d. filing stockholder reports under on Form N-CSR

              e. filing form N-PX

              f. filing forms N-Q


           3. Annual updates of biographical information and questionnaires for Trustees and Officers

        CORPORATE BUSINESS AND STOCKHOLDER/PUBLIC INFORMATION

        A. Trustees/Management

           1. Preparation of meetings (board of trustee, audit committee and any other relevant committees)

              a. agendas - all necessary items of compliance

              b. compile and distribute meeting materials

              c. arrange and conduct meetings

              d. prepare minutes of meetings

              e. keep attendance records

              f. maintain corporate records/minute book


        B. Coordinate Proposals

           1. Printers

           2. Auditors

           3. Literature fulfillment

           4. Insurance


        C. Maintain Corporate Calendars and Files


        D. Release Corporate Information

           1. To stockholders

           2. To financial and general press

           3. To industry publications

              a. distributions (dividends and capital gains)

              b. tax information

              c. changes to prospectus

              d. letters from management

              e. Portfolios' performance


        E. Communications to Stockholders

           1. Coordinate printing and distribution of annual, semi-annual, quarterly reports and prospectus


        FINANCIAL AND MANAGEMENT REPORTING

        A. Income and Expenses

           1. Monitoring of expenses and expense accruals (monthly)

           2. Checking Account Reconciliation (monthly)

           3. Calculation of advisory fee and reimbursements to Fund (if applicable)

           4. Calculation of average net assets.


        B. Distributions to Stockholders

           1. Projections of distribution amounts

           2. Calculations of dividends and capital gain distributions (in conjunction with the Funds and their auditors)

              a. compliance with income tax provisions

              b. compliance with excise tax provisions

              c. compliance with Investment Company Act of 1940


        C. Financial Reporting

           1. Liaison between fund management, independent auditors and printers for stockholder reports

           2. Preparation    of   financial    statements   for   required   SEC
              post-effective filings (if applicable)

           3. Portfolio turnover calculations

           4. Calculation of performance


        D. Subchapter M Compliance (monthly)

           1. Asset diversification test


        E. Other Financial Analyses

           1. Upon request from fund management, other budgeting and analyses can be constructed to meet specific needs (additional fees may apply)

           2. Sales information, portfolio turnover (monthly)

           3. Assist independent auditors on return of capital presentation, excise tax calculation

           4. Performance (total return-after-tax) calculation (monthly)

           5. IRS Form 1099 Miscellaneous preparation, mailing & IRS filing

           6. Analysis of interest derived from various Government obligations (annual) (if interest income was distributed in a calendar year)


        F. Review and Monitoring Functions (monthly)

           1. Review expense and reclassification entries to ensure proper update

           2. Perform various reviews to ensure accuracy of subscription/liquidation schedules, Accounting (the monthly expense analysis) and Custody (review of daily bank statements to ensure accurate money movement).

           3. Review accruals and expenditures where applicable

                                   SCHEDULE C
                                   ----------

                                  FEE SCHEDULE

        For the services to be rendered, the facilities to be furnished and the payments to be made by TAM, as provided for in this Agreement, the Fund will pay TAM on the first business day of each month a fee for the previous month at the rates listed below.


FUND ADMINISTRATION
-------------------

$32,000, per annum

                                   SCHEDULE D
                                   ----------

                             OUT-OF-POCKET EXPENSES


The Fund shall reimburse TAM monthly for applicable Fund expenses paid by TAM, including, but not limited to the following items:

           o  Professional fees

           o  Registration and other filing fees

           o  Chief Compliance Officer compensation

           o  Board of Trustee meeting expenses


        In addition, the Fund will promptly reimburse TAM for any other unscheduled expenses incurred by TAM whenever the Fund and TAM mutually agree that such expenses are not otherwise properly borne by TAM as part of its duties and obligations under the Agreement.